Exhibit 99.1

NEWS

For Immediate Release	CONTACT: Dr. John Scott
(321) 409-7403

PETROALGAE ANNOUNCES LISTING ON OTC BULLETIN BOARD

Melbourne, FL – December 22, 2008 — PetroAlgae, a leading developer of systems to derive biodiesel fuels from algae, today announced that its parent company, PetroTech Holdings Corp., has acquired Dover Glen, Inc., a publicly-traded company listed on the OTC Bulletin Board under the symbol “DVGL”. As part of this transaction, PetroTech Holdings Corp. transferred its entire ownership interest in PetroAlgae to the newly-acquired company, thereby maintaining its majority ownership position in PetroAlgae, which is expected to account for the newly-acquired company’s sole asset and primary line of business. The name of the newly-acquired company has been changed to PetroAlgae Inc. and is expected to continue to trade under the stock symbol “DVGL” on the OTC Bulletin Board until a new ticker symbol is announced.

Concurrent with this acquisition and the resignation of the predecessor’s sole officer and director, PetroAlgae’s current Chief Financial Officer, David Szostak, has also assumed the additional duties as the newly-acquired company’s President together with his CFO position, which he is expected to maintain. The newly-acquired company has also appointed three new directors to serve on its Board of Directors.

“Our evolution into a publicly-traded company is simply the next logical and timely step for us, particularly when considering that our groundbreaking technology could allow us to become the first ever to achieve large-scale commercialization of algae-derived biodiesel fuels,” said Dr. John Scott, Director. “In doing so, we believe we will have met yet another milestone for our company, employees and shareholders. Today’s listing in the U.S. capital markets will, I am sure, provide our shareholders with a platform for much greater liquidity, valuation and financial and operational transparency,” concluded Dr. Scott.

About PetroAlgae

PetroAlgae is commercializing new technologies designed to grow and harvest oil from algae. This process creates a sustainable, renewable, cost-effective substitute for petroleum oil and a reliable, environmentally-friendly feedstock source for biodiesel and many other products. The Melbourne, Florida-based company offers a path to sustainable, renewable and carbon-neutral energy independence with processes that are environmentally-friendly.

Forward Looking Statements: This news release may contain certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the uncertainty of acceptance in the market for our products and technologies or the acceptance of our customers’ products or technologies which incorporate our products and technologies, the failure of our technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets, cost and margins for the Company’s products, current or future government regulations affecting the use of the Company’s products and technologies, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s filings the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. The Company, its holding company, and all affiliated parties do not assume any duty to publicly update or revise the material contained herein.

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